Exhibit 99.1

NEWS RELEASE

SPX REPORTS FIRST QUARTER 2012 RESULTS

Company Continues Strategic Transformation

Revenues Up 18% Over 2011; Backlog Up 5% Sequentially

CHARLOTTE, NC — May 2, 2012 — SPX Corporation (NYSE:SPW) today reported results for the first quarter ended March 31, 2012:

First Quarter Highlights:

•                  Revenues increased 18.3% to $1.17 billion from $0.98 billion in the year-ago quarter. Organic revenues* increased 6.7%, while completed acquisitions and currency fluctuations impacted revenues by 13.2% and (1.6)%, respectively.

•                  Segment income and margins were $82.5 million and 7.1%, compared with $105.1 million and 10.7% in the year-ago quarter. First quarter of 2012 segment income and margins were negatively impacted by dilution from the 2011 acquisition of ClydeUnion, including $6.6 million of purchase accounting charges.

•                  Diluted net income per share was $0.26, compared with $0.45 in the year-ago quarter. The first quarter 2012 results included the following items:

•                  Income from discontinued operations of $4.9 million (after tax), or $0.09 per share, primarily related to our Service Solutions business unit;

•                  Charges of $14.0 million, or $0.19 per share, associated with ClydeUnion. This includes the purchase accounting charges noted above, financing costs, and transaction costs;

•                  Costs of $3.6 million, or $0.05 per share, associated with the start-up of our expanded power transformer facility in Waukesha, WI; and

•                  A one-time gain of $20.5 million, or $0.18 per share, associated with completing the formation of a joint venture in our Thermal Equipment and Services segment during the quarter.

•                  Net cash used in continuing operations was $193.5 million, compared with $19.1 million in the year-ago quarter. The increase was due primarily to investments in working capital both to fund anticipated organic revenue growth, and $57.0 million to fund ClydeUnion’s initial working capital requirements. A portion of the ClydeUnion working capital was funded by the seller at closing.  Higher income tax payments, pension contributions, and lower operating income also contributed to the increase.

•                  Free cash flow from continuing operations* during the quarter was a negative $215.1 million, compared with a negative $34.3 million in the year-ago quarter. The decline was due primarily to the items noted above, in addition to higher capital expenditures in 2012.

“We view 2012 as a transitional year for our company as we are focused on executing several significant strategic actions. These actions had a net dilutive impact on our Q1 financial results; however, we expect to see a positive benefit from these actions over the balance of 2012 and beyond. Additionally, we believe these actions will allow us to leverage the positive trends we are seeing in many of our key end markets. In particular, we are experiencing robust demand for Flow components across many applications and also for the replacement of power transformers in the U.S. market,” said Christopher J. Kearney, Chairman, President and Chief Executive Officer of SPX.

“The integration of ClydeUnion is progressing and we have implemented several improvement initiatives that we expect to increase productivity and profitability in this business over the remainder of this year and beyond. We also expect to see increased production out of our expanded large power transformer facility as the year progresses and we are on track to ship the first unit out of this facility in the second quarter.

“From a capital allocation perspective, we completed the first phase of our share repurchase program and anticipate executing the remainder of the program over the balance of the year, after the sale of Service Solutions is completed.

“The strategic actions we are executing this year are directed at narrowing our focus, improving our earnings potential and strengthening our financial position. By the end of this year, we are projecting to have over $1.4 billion of liquidity that will provide us significant flexibility for additional acquisitions and share repurchases, consistent with our capital allocation methodology,” added Kearney.

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Flow Technology

Revenues for the first quarter of 2012 were $628.1 million compared to $455.9 million in the first quarter of 2011, an increase of $172.2 million, or 37.8%.  Organic revenues increased 10.4%, reflecting strong demand across the majority of the segment’s end markets. This was led by sales of components and large-scale systems for the food and beverage market and components for the power and energy and industrial markets. The 2011 acquisitions of ClydeUnion, e&e and Murdoch increased reported revenues by 29.2%, while the impact of currency fluctuations decreased reported revenues by 1.8%, from the year-ago quarter.

Segment income was $46.4 million, or 7.4% of revenues, in the first quarter of 2012 compared to $56.4 million, or 12.4% of revenues, in the first quarter of 2011. Segment income and margin decreased due primarily to operating losses of $8.6 million from ClydeUnion in the first quarter of 2012, inclusive of purchase accounting charges of $6.6 million. The operating losses of ClydeUnion diluted the first quarter segment margin by 350 basis points. Segment income and margin were further impacted by isolated operational challenges in Europe that more than offset strong performance in other regions.

Thermal Equipment and Services

Revenues for the first quarter of 2012 were $320.5 million compared to $325.3 million in the first quarter of 2011, a decrease of $4.8 million, or 1.5%. Organic revenues increased 1.7% in the quarter, driven primarily by revenue from cooling systems in South Africa partially offset by declines in the Americas and Europe and declines in revenue from heating businesses due to warm winter weather. The impact of currency fluctuations decreased reported revenues by 2.3% from the year-ago quarter and the transfer of business to the joint venture with Shanghai Electric further decreased revenue by 0.9%.

Segment income was $10.3 million, or 3.2% of revenues, in the first quarter of 2012 compared to $21.3 million, or 6.5% of revenues, in the first quarter of 2011. The decline in segment income and margins was due primarily to fewer higher margin retrofit projects during 2012 and the organic revenue decline in our heating businesses noted above.

Industrial Products and Services

Revenues for the first quarter of 2012 were $216.6 million compared to $203.7 million in the first quarter of 2011, an increase of $12.9 million, or 6.3%. Organic revenues increased 6.6% in the quarter, driven primarily by volume increases for power transformers partially offset by declines in sales of solar crystal growers. The impact of currency fluctuations decreased reported revenues by 0.3%, from the year-ago quarter.

Segment income was $25.8 million, or 11.9% of revenues, in the first quarter of 2012 compared to $27.4 million, or 13.5% of revenues, in the first quarter of 2011. The decrease in segment income and margins was due primarily to $3.6 million of start-up and unabsorbed costs associated with the expansion of our power transformer facility in Waukesha, WI. In addition, segment income and margins for the first quarter of 2011 benefited from a $6.3 million insurance recovery related to a product liability matter.

OTHER ITEMS

Dividend: On February 23, 2012, the company announced that its Board of Directors had declared a quarterly dividend of $0.25 per common share to shareholders of record on March 14, 2012, which was paid on April 3, 2012.

Acquisitions: On March 21, 2012 the company announced it had completed the acquisition of Seital S.r.l, in the Flow Technology segment.  This business, based in Santorso, Italy, is a leading supplier of disk centrifuges (separators and clarifiers) to the global food and beverage, biotechnology, pharmaceutical and chemical industries.

Formation of Joint Venture: On December 30, 2011, the company and Shanghai Electric Group Co., Ltd. established a joint venture that will supply dry cooling and moisture separator reheater products and services to the power sector in China as well as other selected regions of the world. The company contributed and sold certain assets of its dry cooling products business in China to the joint venture in consideration for (i) a 45% ownership interest in the joint venture and (ii) cash payments of RMB 96.7 million, with RMB 51.5 million received on January 18, 2012, RMB 25.8 million to be received no later than December 31, 2012, and the remaining RMB payment contingent upon the joint venture achieving defined sales order volumes. The company has accounted for the transaction under the deconsolidation criteria of ASC 810, “Consolidation,” and, thus, recorded a pre-tax gain during the first quarter of 2012 of $20.5 million.

Discontinued Operations:   During the first quarter of 2012, the company entered into an agreement to sell our Service Solutions business unit, which was previously reported in the Test and Measurement segment. It is anticipated that the sale will be completed in the second or third quarter of 2012.

The financial condition, results of operations, and cash flows of Service Solutions have been reported as discontinued operations in the attached condensed consolidated financial statements.

Change in Segment Reporting:  With the pending sale of Service Solutions, the company no longer reports the two remaining businesses in the Test and Measurement segment as a separate reportable segment. Effective with the first quarter of 2012, these two businesses are combined within Industrial Products and Services.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended March 31, 2012 with the Securities and Exchange Commission by May 10, 2012. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with over $5 billion in annual revenue, operations in more than 35 countries and over 18,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in three areas: Flow Technology, infrastructure, and vehicle service solutions. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity, processed foods and beverages and vehicle services, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, power transformers for utility companies, cooling systems for power plants; and diagnostic tools and equipment for the automotive industry. This description of SPX does not reflect the pending sale of the Service Solutions business. For more information, please visit www.spx.com.

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “believe,” “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contact:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403/704-576-5441
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended
	March 31, 2012	April 2, 2011

Revenues	$1,165.2	$984.9

Costs and expenses:
Cost of products sold	863.8	692.1
Selling, general and administrative	273.5	242.4
Intangible amortization	8.7	5.6
Special charges, net	2.4	2.4
Operating income	16.8	42.4

Other income, net	21.8	3.0
Interest expense	(28.5)	(24.0)
Interest income	1.3	1.3
Equity earnings in joint ventures	9.5	8.8
Income from continuing operations before income taxes	20.9	31.5
Income tax provision	(13.0)	(10.8)
Income from continuing operations	7.9	20.7

Income from discontinued operations, net of tax	5.2	6.0
Loss on disposition of discontinued operations, net of tax	(0.3)	(1.9)
Income from discontinued operations, net of tax	4.9	4.1

Net income	12.8	24.8

Net income (loss) attributable to noncontrolling interests	(0.7)	1.7

Net income attributable to SPX Corporation common shareholders	$13.5	$23.1

Amounts attributable to SPX Corporation common shareholders:
Income from continuing operations, net of tax	$8.6	$19.0
Income from discontinued operations, net of tax	4.9	4.1
Net income	$13.5	$23.1

Basic income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$0.17	$0.38
Income from discontinued operations attributable to SPX Corporation common shareholders	0.10	0.08
Net income per share attributable to SPX Corporation common shareholders	$0.27	$0.46

Weighted-average number of common shares outstanding - basic	50.613	50.264

Diluted income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$0.17	$0.37
Income from discontinued operations attributable to SPX Corporation common shareholders	0.09	0.08
Net income per share attributable to SPX Corporation common shareholders	$0.26	$0.45

Weighted-average number of common shares outstanding - diluted	51.459	50.940

Comprehensive income	$78.0	$114.3

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and equivalents	$337.1	$551.0
Accounts receivable, net	1,291.7	1,224.5
Inventories	628.1	591.9
Other current assets	158.2	132.7
Deferred income taxes	81.6	66.4
Assets of discontinued operations	752.5	720.1
Total current assets	3,249.2	3,286.6
Property, plant and equipment:
Land	46.0	48.4
Buildings and leasehold improvements	305.7	302.9
Machinery and equipment	809.3	775.0
	1,161.0	1,126.3
Accumulated depreciation	(495.4)	(476.3)
Property, plant and equipment, net	665.6	650.0
Goodwill	1,833.5	1,773.7
Intangibles, net	969.4	972.4
Other assets	744.5	709.1
TOTAL ASSETS	$7,462.2	$7,391.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$550.8	$643.4
Accrued expenses	1,007.5	982.0
Income taxes payable	27.4	26.7
Short-term debt	190.6	71.3
Current maturities of long-term debt	331.4	4.2
Liabilities of discontinued operations	210.1	234.4
Total current liabilities	2,317.8	1,962.0

Long-term debt	1,596.8	1,925.6
Deferred and other income taxes	143.9	131.1
Other long-term liabilities	1,113.3	1,135.8
Total long-term liabilities	2,854.0	3,192.5

Equity:
SPX Corporation shareholders’ equity:
Common stock	996.5	993.6
Paid-in capital	1,528.5	1,502.2
Retained earnings	2,489.0	2,488.3
Accumulated other comprehensive loss	(181.6)	(246.5)
Common stock in treasury	(2,551.5)	(2,510.3)
Total SPX Corporation shareholders’ equity	2,280.9	2,227.3
Noncontrolling interests	9.5	10.0
Total equity	2,290.4	2,237.3
TOTAL LIABILITIES AND EQUITY	$7,462.2	$7,391.8

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended
	March 31, 2012	April 2, 2011
Cash flows used in operating activities:
Net income	$12.8	$24.8
Less: Income from discontinued operations, net of tax	4.9	4.1
Income from continuing operations	7.9	20.7
Adjustments to reconcile income from continuing operations to net cash used in operating activities:
Special charges, net	2.4	2.4
Gain on sale of a business	(20.5)	—
Deferred and other income taxes	1.7	4.0
Depreciation and amortization	27.5	21.1
Pension and other employee benefits	14.3	15.0
Stock-based compensation	21.8	19.2
Other, net	0.9	(0.9)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable and other assets	(81.6)	6.2
Inventories	(30.6)	(12.2)
Accounts payable, accrued expenses and other	(130.9)	(85.9)
Cash spending on restructuring actions	(6.4)	(8.7)
Net cash used in continuing operations	(193.5)	(19.1)
Net cash used in discontinued operations	(43.6)	(17.1)
Net cash used in operating activities	(237.1)	(36.2)

Cash flows used in investing activities
Proceeds from asset sales and other	8.1	—
Increase in restricted cash	—	(1.5)
Business acquisitions, net of cash acquired	(30.5)	(7.4)
Capital expenditures	(21.6)	(15.2)
Net cash used in continuing operations	(44.0)	(24.1)
Net cash used in discontinued operations	(1.7)	(40.6)
Net cash used in investing activities	(45.7)	(64.7)

Cash flows from financing activities:
Borrowings under senior credit facilities	336.0	95.0
Repayments under senior credit facilities	(267.9)	(95.0)
Repayments under senior notes	—	(28.2)
Borrowings under trade receivables agreement	73.0	72.0
Repayments under trade receivables agreement	(27.0)	(21.0)
Net borrowings under other financing arrangements	1.8	0.6
Purchases of common stock	(43.2)	—
Proceeds from the exercise of employee stock options and other, net of minimum withholdings paid on behalf of employees for net share settlements	4.1	(3.5)
Financing fees paid	(0.2)	—
Dividends paid (includes noncontrolling interest distributions for the three months ended April 2, 2011 of $2.9)	(12.7)	(15.5)
Net cash from continuing operations	63.9	4.4
Net cash from discontinued operations	—	—
Net cash from financing activities	63.9	4.4
Change in cash and equivalents due to changes in foreign currency exchange rates	5.0	13.1
Net change in cash and equivalents	(213.9)	(83.4)
Consolidated cash and equivalents, beginning of period	551.0	455.4
Consolidated cash and equivalents, end of period	$337.1	$372.0

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended
	March 31, 2012	April 2, 2011%
Flow Technology

Revenues	$628.1	$455.9	37.8%
Gross profit	179.6	156.7
Selling, general and administrative expense	126.3	96.4
Intangible amortization expense	6.9	3.9
Segment income	$46.4 *	$56.4	-17.7%
as a percent of revenues	7.4%	12.4%

Thermal Equipment and Services

Revenues	$320.5	$325.3	-1.5%
Gross profit	62.5	72.9
Selling, general and administrative expense	50.8	50.2
Intangible amortization expense	1.4	1.4
Segment income	$10.3	$21.3	-51.6%
as a percent of revenues	3.2%	6.5%

Industrial Products and Services

Revenues	$216.6	$203.7	6.3%
Gross profit	62.0	65.8
Selling, general and administrative expense	35.8	38.1
Intangible amortization expense	0.4	0.3
Segment income	$25.8	$27.4	-5.8%
as a percent of revenues	11.9%	13.5%

Total segment income	$82.5	$105.1
Corporate expenses	32.4	32.0
Pension and postretirement expense	9.1	9.1
Stock-based compensation expense	21.8	19.2
Special charges, net	2.4	2.4
Consolidated Operating Income	$16.8	$42.4	-60.4%

*                 Includes $6.6 of purchase accounting charges (inventory and backlog step-up) in the quarter associated with the acquisition of ClydeUnion

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended March 31, 2012
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions/Divestitures	Currency	Growth

Flow Technology	37.8%	29.2%	(1.8)%	10.4%

Thermal Equipment and Services	(1.5)%	(0.9)%	(2.3)%	1.7%

Industrial Products and Services	6.3%	0.0%	(0.3)%	6.6%

Consolidated	18.3%	13.2%	(1.6)%	6.7%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited; in millions)

	Three months ended
	March 31, 2012	April 2, 2011

Net cash used in continuing operations	$(193.5)	$(19.1)

Capital expenditures - continuing operations	(21.6)	(15.2)

Free cash flow used in continuing operations	$(215.1)	$(34.3)

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Three months ended
March 31, 2012

Beginning cash and equivalents	$551.0

Operational cash flow	(193.5)
Business acquisitions, net of cash acquired	(30.5)
Capital expenditures	(21.6)
Proceeds from asset sales and other	8.1
Borrowings under senior credit facilities	336.0
Repayments under senior credit facilities	(267.9)
Net borrowings under other financing arrangements	1.8
Net borrowings under trade receivables agreement	46.0
Financing fees paid	(0.2)
Purchases of common stock	(43.2)
Proceeds from the exercise of employee stock options and other, net of minimum withholdings paid on behalf of employees for net share settlements	4.1
Dividends paid	(12.7)
Cash used in discontinued operations	(45.3)
Change in cash and equivalents due to changes in foreign exchange rates	5.0

Ending cash and equivalents	$337.1

	Debt at 12/31/2011	Borrowings	Repayments	Other	Debt at 3/31/2012

Domestic revolving loan facility	$—	$336.0	$(236.0)	$—	$100.0
Foreign revolving loan facility	30.9	—	(31.9)	1.0	—
Term Loan 1	300.0	—	—	—	300.0
Term Loan 2	500.0	—	—	—	500.0
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	—	—	500.0
Trade receivables financing arrangement	—	73.0	(27.0)	—	46.0
Other indebtedness	70.2	10.4	(8.6)	0.8	72.8
Totals	$2,001.1	$419.4	$(303.5)	$1.8	$2,118.8